PROSPECTUS SUPPLEMENT                                 EXHIBIT 99.1
(To Prospectus dated October 25, 2004)                REGISTRATION NO. 333-54662



                                     [LOGO]



                        1,000,000,000 Depositary Receipts
                            Retail HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Retail HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Retail HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                            Name of Company(1)                        Ticker        Amounts    Trading Market
                            ------------------                        ------        -------    --------------
           Albertson's, Inc.                                           ABS             8            NYSE
           Amazon.com, Inc.                                            AMZN            7           NASDAQ
           Best Buy Co., Inc.                                          BBY             6            NYSE
           Costco Wholesale Corporation                                COST            8           NASDAQ
           CVS Corporation(2)                                          CVS            14            NYSE
           Federated Department Stores                                  FD             4            NYSE
           Kohl's Corporation                                          KSS             6            NYSE
           Limited Brands, Inc.                                        LTD             8            NYSE
           Lowe's Companies, Inc.                                      LOW            14            NYSE
           RadioShack Corporation                                      RSH             3            NYSE
           Safeway Inc.                                                SWY             9            NYSE
           Target Corporation                                          TGT            16            NYSE
           The Gap, Inc.                                               GPS            16            NYSE
           The Home Depot, Inc.                                         HD            40            NYSE
           The Kroger Co.                                               KR            15            NYSE
           The May Department Stores Company                           MAY             6            NYSE
           The TJX Companies, Inc.                                     TJX            10            NYSE
           Walgreen Co.                                                WAG            19            NYSE
           Wal-Mart Stores, Inc.                                       WMT            36            NYSE

         (1)      In connection with a merger of Sears, Roebuck and Co. (NYSE:
                  "S") and Kmart Holding Corporation, Sears, Roebuck and Co. will no longer be an underlying constituent of the Retail HOLDRS Trust. The Bank of New York received cash payments in the amount of $300.00 for the 6 shares of Sears, Roebuck and Co. common stock per 100 share round lot of the Retail HOLDRS. The Bank of New York distributed the cash at a rate of $3.00 per depositary share on April 8, 2005.

         (2)      As a result of a 2 for 1 stock split of CVS Corporation (NYSE:
                  "CVS") on June 10, 2005, the number of shares of CVS Corporation represented by each 100 round lot of Retail HOLDRS has been increased from 7 shares to 14 shares.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.